Free Writing Prospectus
Registration Statement No. 333-178081
Dated June 7, 2012
Filed Pursuant To Rule 433

US Target Equity Alpha (ER)

Morgan Stanley Target Equity Index Family

The Target Equity Alpha Index (ER) is a market-neutral strategy, which represents the outperformance of a regional Target Equity Index against the relevant benchmark. Each alpha index rebalances monthly and is expressed as long-short excess return index.

The US Target Equity Alpha Index (ER) is part of the Target Equity Index
Family, a series of indices that seek to identify undervalued stocks that could generate attractive returns. The indices screen stocks using some of the valuation metrics used by private equity investors and corporate buyers to identify their targets. There are World, Europe, Asia, US, UK, Japan and a
Global Shariah compliant index available. The indices rebalance quarterly and are independently calculated daily by S and P.

Absolute returns
 Index
           -----                                                                          ----
             US Target Equity Alpha (ER)      US Target Equity (PR)                       S and P 500 (TR)
---------- ----------------------------- ---- -------------------------------------- ---- ------------ ----
 3,500
           ----- ---- ------------------ ---- ----- -------------------------------- ---- ---- ------- ----
 3,000
           ----- ---- ------------------ ---- ----- -------------------------------- ---- ---- ------- ----
 2,500
           ----- ---- ------------------ ---- ----- -------------------------------- ---- ---- ------- ----
 2,000
           ----- ---- ------------------ ---- ----- -------------------------------- ---- ---- ------- ----
 1,500
           ----- ---- ------------------ ---- ----- -------------------------------- ---- ---- ------- ----
 1,000
           ----- ---- ------------------ ---- ----- -------------------------------- ---- ---- ------- ----
   500
           ----- ---- ------------------ ---- ----- -------------------------------- ---- ---- ------- ----
      0
      2002 2003  2004 2005               2006  2007 2008                             2009 2010 2011    2012
---------- ----- ---- ------------------ ---- ----- -------------------------------- ---- ---- ------- ----
Source: Morgan Stanley as at May 31, 2012; Excess Return = (ER), Total Return = (TR)

Annual returns
                             02    03    04    05    06    07      08     09     10     11   12*
Annual return
US Target Equity Alpha   25.5%   8.7% 13.1%  5.6%  1.6% -6.7%   4.5%  21.0%   1.9%   1.0%  -3.7%
US Target Equity          -2.8% 38.0% 24.5% 10.2% 16.9% -2.2%  -35.5% 45.6%  16.6%   2.5%   1.0%
S and P 500                  -22.5% 28.0% 10.2%  4.3% 15.1%  4.9%  -37.4% 25.6%  14.4%   1.5%   4.9%
Volatility**
US Target Equity Alpha   12.2%   6.4%  4.1%  3.7%  3.6%  5.0%  11.3%  15.6%   3.9%   4.2%   6.2%
US Target Equity         26.8%  16.6% 10.5% 10.9% 10.1% 17.3%  44.6%  38.2%  17.8%  23.2%  13.3%
S and P 500                  25.5%  16.7% 10.9% 10.1%  9.9% 15.7%  40.3%  26.8%  17.8%  23.0%  11.4%
Risk-adjusted returns***
US Target Equity Alpha     2.10  1.36  3.21  1.52  0.43  -1.34   0.40  1.34   0.49   0.22   -0.59
US Target Equity          -0.10  2.29  2.34  0.93  1.67  -0.13  -0.79  1.19   0.93   0.11    0.08
S and P 500                   -0.88  1.67  0.94  0.43  1.54  0.31   -0.93  0.95   0.81   0.06   0.43
------------------------ ------ ----- ----- ----- ----- ------ ------ ------ ------ ------ ------

Source: Morgan Stanley; * data until May 31, 2012 ** Standard deviation of daily returns, annualized

 *** Annual return / volatility; Returns prior to the Index launch, from April
4, 2001 through May 31, 2012, are simulated based on historical data. Returns from July 1, 2007 through May 31, 2012 reflect actual results.

The various performance-related comparisons between US Target Equity Alpha
(ER), US Target Equity and the S and P 500 are for informational purposes only.
There is no guarantee that the US Target Equity Alpha Index will have positive performance or will outperform the US Target Equity or S and P 500. No one can guarantee short-term or long-term performance. The stock selection for the US
Target Equity Index could select stocks that underperform the benchmark index, possibly significantly.

Index facts
Bloomberg ticker                      MSPIATDA   Currency                                                USD
Ric                                  .MSPIATDA   Index type                                      Excess return
Calculation Agent and Index Sponsor Morgan Stanley Rebalancing frequency                                Monthly
                               Please refer to important information at the end of this material

US Target Equity Alpha (ER)

Volatility - rolling 12 month
                                              ----
             US Target Equity Alpha (ER)          US Target Equity (PR)                                       S and P 500 (TR)
-------- ------------------------------- ---- ---------------------------------------------------------- ---- ------------ ----
60%
         ---- --------------- ---------- ---- ---- ---- ------------------------------------------------ ---- ------------ ----
50%
         ---- --------------- ---------- ---- ---- ---- ------------------------------------------------ ---- ------------ ----
40%
         ---- --------------- ---------- ---- ---- ---- ------------------------------------------------ ---- ------------ ----
30%
         ---- --------------- ---------- ---- ---- ---- ------------------------------------------------ ---- ------------ ----
20%
         ==== --------------- ========== ==== ==== ---- ------------------------------------------------ ---- ------------ ----
10%
         ---- --------------- ========== ==== ==== ---- ------------------------------------------------ ---- ------------ ----
 0%
    2002 2003 2004            2005       2006 2007 2008 2009                                             2010   2011       2012
-------- ---- --------------- ---------- ---- ---- ---- ------------------------------------------------ ---- ------------ ----
Source: Morgan Stanley; Past performance (actual or simulated) is not an indicator of future performance

Monthly returns
       US Target Equity US Target Equity
          Alpha (ER)          (PR)       S and P 500 (TR)
May-12      -1.6%            -7.7%          -6.1%
Apr-12      -2.0%            -2.5%          -0.7%
Mar-12      -3.4%            -0.1%           3.2%
Feb-12       2.8%             7.0%           4.2%
Jan-12       0.6%             5.0%           4.4%
Dec-11       0.9%             1.9%           1.0%
Nov-11       0.1%            -0.2%          -0.3%
Oct-11       0.0%            10.9%          10.9%
Sep-11       0.5%            -6.6%          -7.1%
Aug-11      -0.6%            -6.2%          -5.5%
Jul-11      -1.9%            -3.9%          -2.1%
Jun-11       4.9%             4.3%          -0.6%
------ ---------------- ---------------- ------------

Monthly return profile
Frequency Target Equity Alpha, monthly return profile
---------------------------------------------------------------------------------------- ----
50%
                                                                                         ----
45%
                                                                                         ----
40%
                                                                                         ----
35%
                                                                                         ----
30%
                                                                                         ----
25%
                                                                                         ----
20%
                                                                                         ----
15%
                                                                                         ----
10%
                                                                                         ----
 5%
                                                                                         ====
 0%
        - 10% - 10/ - 8% - 8/ - 6% - 6/ - 4% - 4/ - 2% - 2/0% 0/2% 2/4% 4/6% 6/8% 8/10% 10%
---------------------------------------------------------------------------------------- ----

Source: Morgan Stanley as at May 31, 2012; Past performance (actual or simulated) is not an indicator of future performance.

Important information

Morgan Stanley has filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and that offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively,
Morgan Stanley will arrange to send you the prospectus if you request by calling toll free 1-800-584-6837, or you may request a copy from any other dealer participating in the offering.

This material was prepared by sales, trading or other non-research personnel of
Morgan Stanley and Co. LLC (together with its affiliates, hereinafter "Morgan
Stanley"). This material was not produced by a Morgan Stanley research analyst.
Unless otherwise indicated, these views may differ from those of the Morgan
Stanley fixed income or equity research department or others in the firm.

The Target Equity principles and methodology described herein may not work in every circumstance or with respect to the financial information of every company. The measures and factors considered in the Target Equity analysis are not necessarily correlated with financial or market performance of the constituent companies and may fail to highlight negative information or data that could adversely affect the Target Equity Index performance or an investment related to Target Equity. In addition, the Target Equity principles are subject to change and may not always achieve their intended results.

Performance data for the index prior to the Index Inception Date has been calculated retrospectively, based on simulated historical performance.
Retrospective index calculation based on simulated performance is purely hypothetical and may not be an accurate or meaningful comparison. Past performance (actual or simulated) is not necessarily indicative of future results. No representation or warranty is made that any returns indicated will be achieved.

 Investments and services are offered through Morgan Stanley and Co. LLC, member
SIPC.

Copyright [C] by Morgan Stanley 2012, all rights reserved.